FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director Corporate and Investor Communications (386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY DISCONTINUES EFFORTS TO DEVELOP
MOTORSPORTS FACILITY IN KITSAP COUNTY, WASHINGTON

- Company Remains Committed to a Pacific Northwest Speedway Development -
- Will Record a $5.5 - $6.5 Million Non-Cash Charge in the Fiscal Second Quarter -

DAYTONA BEACH, Fla. - April 2, 2007 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today announced it has decided to no longer pursue development of a motorsports entertainment facility in Kitsap County, Washington..

Strategic Rational

ISC has been evaluating the feasibility of developing a motorsports and multi-use recreational facility in Kitsap County, Washington, since June 2005.  In February 2007, legislation concerning the public funding portion of the speedway development was introduced into the Washington State Legislature.  The bill was discussed in several State House and Senate committee hearings and, during this time, several modifications to the bill were proposed.  ISC agreed to substantially all of the proposed changes.

Despite ISC's willingness to find common ground on the proposed modifications, it has recently become apparent that additional modifications would be proposed to the legislation that were unacceptable to the Company.  Due to the increased risk that the collective modifications would have a significant negative impact on the project's financial model, ISC felt it was in its best long-term interest to discontinue the speedway development at this site.

"While it is unfortunate that we could not proceed with the project in Kitsap County, the Pacific Northwest continues to be an attractive future opportunity for our Company and we remain interested in the region," said ISC President Lesa France Kennedy.  "It has become clear that despite our best efforts and that of our significant supporter base both at the state and local levels, we would have been faced with unacceptable requirements in order to move this project to the next phase.  Therefore, it is in our shareholders' best interest to no longer pursue this venture at the current location."

- more -

ISC ENDS PURSUIT OF SPEEDWAY DEVELOPMENT IN KITSAP COUNTY, WA	PAGE 2

Financial Impact

As a result of its decision, ISC expects to record a non-cash, pre-tax charge in the second quarter of fiscal 2007 of approximately $5.5 million to $6.5 million, or $0.07 to $0.08 per diluted share after-tax.  The charge reflects the write-off of certain capitalized costs including legal, consulting, capitalized interest and other site-specific costs.

"I sincerely thank all of the government and community officials who had the vision to endorse our efforts," continued Ms. France Kennedy.  "We also appreciate the support of the more than 35,000 residents and hundreds of business, labor and civic organizations that recognize the significant long-term economic benefits of our project.  With its large motorsports fan base, we continue to view the development of a premier racing facility in the Pacific Northwest as one component of several broader strategic growth opportunities ahead for ISC."

Ms. France Kennedy concluded, "Complementing our external initiatives, which encompass both new market development and acquisitions, we will continue to leverage our significant assets to build the consumer fan base and further strengthen our status as the partner of choice for corporate sponsors.  As always, any decision to execute on growth opportunities is guided by the fundamental principal of building long-term value for our shareholders."

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. In addition, ISC is a limited partner with Group Motorise International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." In addition, ISC has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

ISC ENDS PURSUIT OF SPEEDWAY DEVELOPMENT IN KITSAP COUNTY, WA	PAGE 3

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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